UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Otter Tail Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2011
Proxy Statement and
Annual Meeting Notice

Otter Tail Corporation
Annual Meeting of Shareholders

Monday, April 11, 2011

10:00 a.m., CT

Bigwood Event Center

921 Western Avenue
(Highway 210 West and Interstate 94)
Fergus Falls, Minnesota

Coffee will be served at 9:15 a.m., and lunch will follow the meeting. No reservation is necessary.

Please present your admission ticket,
which is attached to your proxy.

Contact Shareholder
Services for Information

E-mail	sharesvc@ottertail.com

Internet	www.ottertail.com

Fax	218-998-3165

Phone	800-664-1259 or 218-739-8479

Mail	Otter Tail Corporation PO Box 496 Fergus Falls, Minnesota 56538-0496

March 4, 2011

To the Holders of Common Shares of Otter Tail Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders of Otter Tail Corporation, which will be held at the Bigwood Event Center, Best Western Motel, Highway 210 West and Interstate 94, Fergus Falls, Minnesota, at 10:00 a.m. on Monday, April 11, 2011.

Enclosed are a formal Notice of Annual Meeting and the Proxy Statement, which describe the business to be conducted at the meeting. The Board of Directors proposes that shareholders elect Mr. John D. Erickson, Mr. Nathan I. Partain, and Mr. James B. Stake for three-year terms on the Board of Directors.

Shareholders will be asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011.

Shareholders will also be asked to approve, in a non-binding advisory vote, the compensation provided to the Named Executive Officers as described in this Proxy Statement and to determine, in a non-binding advisory vote, whether future shareholder votes on the compensation of the Named Executive Officers should occur every one, two, or three years.

Your vote is important. Whether or not you attend the meeting, we encourage you to vote your shares. You may vote your shares on the Internet or by using a toll-free telephone number. Instructions for using these convenient services are provided with your proxy card. Of course, you may vote your shares by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided. If your shares are held of record in a brokerage account, please follow the instructions that you receive from your broker. Your broker will submit a proxy card to Otter Tail Corporation reflecting the votes it receives. ESOP participants should follow the instructions provided by Wells Fargo Bank, N.A.

For those shareholders who have not consented to electronic delivery of proxy materials, I have enclosed a copy of Otter Tail Corporation’s 2010 Annual Report.

Sincerely,

John C. MacFarlane
Chairman of the Board

Notice of Annual Meeting

Notice is hereby given to the holders of common shares of Otter Tail Corporation that the Annual Meeting of Shareholders of Otter Tail Corporation will be held at the Bigwood Event Center, Best Western Motel, Highway 210 West and Interstate 94, Fergus Falls, Minnesota, on Monday, April 11, 2011, at 10:00 a.m. to consider and act upon the following matters:

1.	To elect three Directors to Otter Tail Corporation’s Board of Directors to serve terms of three years.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2011.

3.	To approve, in a non-binding advisory vote, the compensation provided to the Named Executive Officers as described in this Proxy Statement.

4.	To determine, in a non-binding advisory vote, whether future shareholder votes on the compensation of the Named Executive Officers should occur every year, every two years or every three years.

5. To transact such other business as may properly be brought before the meeting.

March 4, 2011
GEORGE A. KOECK

Corporate Secretary and General Counsel

Your Vote is Important

Please vote your proxy by telephone or the Internet as described in the instructions on the enclosed proxy card. Or sign, date, and return the proxy card in the enclosed envelope, which does not require postage if mailed in the United States. If your shares are held of record in a brokerage account, please follow the instructions that you receive from your broker. Your broker will submit a proxy card to Otter Tail Corporation reflecting the votes it receives. Employee Stock Ownership Plan (“ESOP”) participants should follow the instructions provided by Wells Fargo Bank, N.A.

Shareholders who are currently receiving a paper copy of the Proxy Statement and Annual Report can elect to receive future reports over the Internet. If you are interested in this option, please contact Shareholder Services by calling our toll free number 800-664-1259, or by e-mail at sharesvc@ottertail.com. To obtain directions to attend the Annual Meeting and vote in person contact Shareholder Services at our toll free number 800-664-1259.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held on April 11, 2011

The Proxy Statement, form of Proxy and Annual Report, including Otter Tail Corporation’s Annual Report on Form 10-K are available online at http://www.ottertail.com/investors/annual.cfm.

Proxy Statement Questions and Answers

1.	Q:	Why am I receiving these materials?
	A:	The Board of Directors of Otter Tail Corporation is soliciting proxies and provides these materials in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders to be held on April 11, 2011. As a shareholder you are invited to attend the Annual Meeting and are entitled to vote on the proposals described in this Proxy Statement. These materials were first sent to shareholders on or about March 4, 2011.

2.	Q:	Who is entitled to vote at the Annual Meeting?
	A:	Only common shareholders of record at the close of business on February 15, 2011 are entitled to vote at the Annual Meeting. As of the record date, 36,002,739 common shares of Otter Tail Corporation were issued and outstanding. Each shareholder is entitled to one vote per share.

3.	Q:	What issues may I vote on at the Annual Meeting?
	A:	You may vote on (1) the election of three nominees to serve on the Board of Directors; (2) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011; (3) the non-binding advisory vote on compensation of the Named Executive Officers; (4) the non-binding advisory vote on the frequency for voting on compensation of the Named Executive Officers; and (5) on any other business that is properly brought before the meeting.

4.	Q:	How do I vote my shares?
	A:	You may vote either in person at the Annual Meeting or by granting a proxy. If you desire to grant a proxy, then you have three voting options:
• by telephone
• by Internet
• by proxy card
If you intend to vote by proxy, please refer to the instructions included on your proxy card. Voting by proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

5.	Q:	May I change my vote?
	A:	You have the right to revoke your proxy any time before the Annual Meeting by:
• providing written notice to an officer of Otter Tail Corporation and voting in person at the Annual Meeting;
• submitting another proper proxy by telephone or the Internet; or
• submitting a new written proxy bearing a later date at any time before the proxy is voted at the meeting.

6.	Q:	How are the votes counted?
	A:	In the election of Directors, you may vote FOR all of the nominees or your vote may be WITHHELD with respect to one or more nominees. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all nominees; FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; FOR the resolution approving the compensation of the Named Executive Officers; and FOR a three year interval for holding the non-binding advisory vote on executive compensation.

Shares voted as abstentions on any matter (or as “withhold authority” as to Directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained.

If your shares are held in the name of a brokerage firm and you do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have discretionary authority to vote. If a broker submits a proxy that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more proposals, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such proposals. Brokers have discretionary authority to vote on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

7.	Q:	Where and when will I be able to find the results of the voting?
	A:	Preliminary results will be announced at the Annual Meeting of Shareholders. Otter Tail Corporation will publish the final results in a current report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting. You may also find the results on our website www.ottertail.com.

8.	Q:	Who bears the cost of soliciting votes for the Annual Meeting?
	A:	Otter Tail Corporation will pay the cost of preparing, assembling, printing, mailing, and distributing these proxy materials. In addition to soliciting proxies by mail, employees of Otter Tail Corporation may solicit them by telephone or in person. Employees receive no additional compensation for these solicitation activities.

Outstanding Voting Shares

The total outstanding voting shares of Otter Tail Corporation stock as of February 15, 2011 is 36,002,739. Only common shareholders of record as of February 15, 2011 are entitled to vote at the Annual Meeting of Shareholders. The only persons known to Otter Tail Corporation to own beneficially (as defined by the SEC for proxy statement purposes) more than 5% of the outstanding common shares of Otter Tail Corporation as of February 15, 2011, are as follows:

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership	Percent of Class
Cascade Investment, L.L.C. 2365 Carillon Point Kirkland, WA 98033	3,456,499 shs.[1]	9.6%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,973,620 shs. [2]	5.5%

(1)	Based on information in an Amendment No. 6 to Schedule 13D jointly filed by Cascade Investment, L.L.C. (“Cascade”) and William H. Gates, III with the SEC on August 3, 2010 with respect to their holdings as of July 29, 2010. According to the filing, the common shares owned by Cascade may be deemed to be beneficially owned by Mr. Gates, as the sole member of Cascade. Michael Larson, the Business Manager of Cascade, has voting and investment power with respect to the common shares beneficially owned by Cascade. Mr. Larson disclaims beneficial ownership of the common shares beneficially owned by Cascade and Mr. Gates.

(2)	Based on information in an Amendment No. 1 to Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 2, 2011 for its holdings as of December 31, 2010. BlackRock reported that it has sole voting and investment power with respect to all 1,973,620 shares.

Election of Directors

The Board of Directors of Otter Tail Corporation is comprised of nine Directors divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. The terms of Mr. John D. Erickson, Mr. Nathan I. Partain, and Mr. James B. Stake expire at the time of the 2011 Annual Meeting of Shareholders. The Board of Directors, upon recommendation of the Corporate Governance Committee, nominates Mr. Erickson, Mr. Partain, and Mr. Stake for election to serve a three-year term ending at the time of the Annual Meeting of Shareholders in 2014.

Under Minnesota law, the affirmative vote of a plurality of the common shares present and entitled to vote with respect to the election of Directors is required for the election of the nominees to the Board of Directors. Proxies, unless otherwise directed thereon, will be voted in favor of all nominees. The proxies solicited may be voted for a substitute nominee or nominees in the event that any of the nominees is unable to serve, or for good reason will not serve, which is a contingency not now anticipated.

Biographies of the Director nominees and of the continuing Directors are found below. These biographies include the age of each Director (as of the 2011 Annual Meeting of Shareholders), an outline of his or her business experiences and the reasons for his or her selection for the Board. Each Director and Director nominee has held the same position or another executive position with the same employer for the past five years.

The Board of Directors has determined that, with the exception of Mr. John D. Erickson and Mr. John C. MacFarlane, all of the Directors and Director nominees are independent (as defined by the NASDAQ Listing Standards). Mr. Charles S. MacFarlane, President, Otter Tail Power Company, is the son of Mr. J. MacFarlane.

The Board of Directors recommends a vote FOR the election of all nominees to the Board of Directors.

	Background, Basis for Selection,
Name	Board Committees	Age	Director Since
Nominees for election for three-year terms expiring in April 2014:
John D. Erickson	Fergus Falls, Minnesota President & CEO Otter Tail Corporation As Chief Executive Officer since 2002, Mr. Erickson provides the Board his leadership experience, his financial expertise and his knowledge of Otter Tail Corporation and the utility industry developed over his years of service with Otter Tail Corporation. Mr. Erickson serves on no Committees.	52	2007

Nathan I. Partain	Chicago, Illinois
President and Chief Investment Officer
Duff & Phelps Investment Management Co.
President, Chief Executive Officer and Chief Investment Officer
DNP Select Income Fund, Inc.
(closed-end utility income fund)
Director, DNP Select Income Fund Inc.; DTF Tax-Free Income Inc.; Duff & Phelps Utility and Corporate Bond Trust Inc. (These three closed end investment fund companies share a common board, of which, Mr. Partain is one of ten directors. These entities constitute a single fund complex under SEC rules).
The Board benefits from the financial expertise Mr. Partain provides, as well as from the knowledge he has acquired regarding the utility industry from twenty-four years of providing electric utility investment research and management services to institutional clients of Duff & Phelps.
	Mr. Partain serves on the Audit and Compensation Committees.	54	1993

	Background, Basis for Selection,
Name	Board Committees	Age	Director Since
James B. Stake	Edina, Minnesota Retired Executive Vice President Enterprise Services 3M Company (diversified manufacturing) Director, C. H. Robinson Worldwide, Inc. Mr. Stake provides the Board with his business expertise with diversified companies developed during his career at 3M Company, which is particularly relevant to the non-utility operating companies of Otter Tail Corporation. Mr. Stake serves on the Audit and Compensation Committees.	58	2008

Directors with terms expiring in April 2013:
Arvid R. Liebe	Milbank, South Dakota Retired President Liebe Drug, Inc. (retail business) Owner Liebe Farms, Inc. Mr. Liebe provides the Board with the benefit of his small business expertise relevant to the non-utility operating companies of Otter Tail Corporation. The Board also benefits from Mr. Liebe’s familiarity with the South Dakota service territory of Otter Tail Power Company. Mr. Liebe serves on the Compensation and Corporate Governance Committees.	69	1995

John C. MacFarlane	Fergus Falls, Minnesota Chairman of the Board Retired Chief Executive Officer and President Otter Tail Corporation The Board benefits from the leadership skills and extensive knowledge of Otter Tail Corporation and the utility industry acquired by Mr. MacFarlane over his years of service as Chairman of the Board, and as Otter Tail Corporation’s former Chief Executive Officer. Mr. MacFarlane serves on no Committees.	71	1983

Gary J. Spies	Fergus Falls, Minnesota Chairman Service Food, Inc. (retail business) Vice President Fergus Falls Development Company, Midwest Regional Development Company, LLC (land and housing development) Mr. Spies provides the Board with the benefit of his small business expertise relevant to the non-utility operating companies of Otter Tail Corporation. The Board also benefits from Mr. Spies’ familiarity with the Minnesota service territory of Otter Tail Power Company. Mr. Spies serves on the Audit and Corporate Governance Committees.	69	2001

	Background, Basis for Selection,
Name	Board Committees	Age	Director Since
Directors with terms expiring in April 2012:
Karen M. Bohn	Edina, Minnesota President Galeo Group, LLC (management consulting firm) Director, Ameriprise Certificate Company Former Director, Gander Mountain Company (Resigned, January 14, 2010) Ms. Bohn provides the Board with her business and financial expertise developed over the course of her career in the financial services sector, as well as her insight gained from providing consulting services in the areas of governance, management effectiveness, and strategy to a variety of large and small companies. Ms. Bohn serves on the Audit and Corporate Governance Committees.	57	2003

Edward J. McIntyre	White Salmon, Washington Retired Vice President and Chief Financial Officer Xcel Energy, Inc. (energy company) Mr. McIntyre provides the Board with the benefit of his business and financial expertise developed over the course of his career, as well as his experience in the utility industry acquired during his years of service with Xcel Energy, Inc. Mr. McIntyre serves on the Audit and Compensation Committees.	60	2006

Joyce Nelson Schuette	Walker, Minnesota Retired Managing Director and Investment Banker Piper Jaffray & Co. (financial services) Ms. Schuette provides the Board with the benefit of the business and financial expertise she has developed over the course of her career, particularly in the area of investment banking. Ms. Schuette serves on the Compensation and Corporate Governance Committees.	60	2006

Meetings and Committees of the Board of Directors

The full Board of Directors of Otter Tail Corporation considers all major decisions of Otter Tail Corporation. The Board of Directors has established a standing Audit Committee, Compensation Committee, and Corporate Governance Committee so that certain important matters can be addressed in more depth than may be possible in a full Board of Directors meeting. Each committee operates under a charter that is reviewed annually by that committee and the Board of Directors.

Pursuant to Otter Tail Corporation’s bylaws and governance guidelines, the Board of Directors determines the best board leadership structure for Otter Tail Corporation from time to time. Otter Tail Corporation recognizes that different board leadership structures may be appropriate for companies in different situations. Since 2002 Otter Tail Corporation has had a separate Chairman of the Board and Chief Executive Officer. The Chairman and Chief Executive Officer are elected annually by the Board. Mr. J. MacFarlane, Chairman of the Board, has not held management responsibilities since 2002, when Mr. Erickson was first elected as Chief Executive Officer.

Otter Tail Corporation believes that its current leadership structure, with Mr. Erickson serving as Chief Executive Officer and Mr. J. MacFarlane serving as Chairman of the Board, is the optimal structure for Otter Tail Corporation at this time. The Chief Executive Officer and the Chairman of the Board have an excellent working relationship. That leadership structure also provides the significant benefits that come from Mr. J. MacFarlane’s long tenure as Chairman of the Board and his prior experience as Chief Executive Officer of Otter Tail Corporation.

The Board of Directors retains responsibility for risk oversight for Otter Tail Corporation. The Board of Directors is routinely called upon in the exercise of its business judgment to assess the risk involved in matters brought to it for consideration. As a part of the strategic planning process the Directors assess the risk involved in the strategic plan of Otter Tail Corporation. The Board of Directors also engages in a risk assessment process at least annually.

The full Board of Directors held a total of ten regularly scheduled and special meetings in 2010. In addition to these meetings, the Board of Directors also held a planning retreat with senior management in 2010. During 2010, the Board of Directors met in executive session without Mr. Erickson and management at each meeting. It also met in executive session without Chairman Mr. J. MacFarlane present at certain meetings. Each Director attended at least 75% of the total meetings of the Board of Directors and the meetings of the committees on which he or she served. Each Director attended the Annual Meeting of Shareholders in 2010. It is expected that the Directors and executive officers of Otter Tail Corporation will attend the Annual Meeting of Shareholders in 2011.

Audit Committee
The Audit Committee reviews the financial results of Otter Tail Corporation, reviews accounting, audit and control procedures, and retains and supervises the independent registered public accounting firm. The Audit Committee has oversight responsibility for Otter Tail Corporation’s Code of Conduct. This committee is composed of five members of the Board of Directors who, for 2010, were Ms. Bohn, Mr. McIntyre, Mr. Partain (Chair), Mr. Spies and Mr. Stake. All committee members are independent Directors (as defined by the NASDAQ Listing Standards). The Board of Directors has determined that Mr. McIntyre and Mr. Partain meet the SEC definition of an audit committee financial expert and all members of the committee are financially literate. The Audit Committee routinely meets in executive session with internal audit and the independent registered public accounting firm without management present. During the course of 2010 the committee received training on new financial issues affecting Otter Tail Corporation. The Audit Committee held five meetings in 2010. For further information on the actions of the Audit Committee, please refer to the Report of the Audit Committee on page 25. The Audit Committee Charter may be reviewed at www.ottertail.com.

Compensation Committee
The Compensation Committee reviews, recommends, and reports to the Board of Directors on all compensation programs, plans and policies involving Otter Tail Corporation’s Board of Directors and certain executive officers and it develops, evaluates, and recommends for approval all equity based compensation plans of Otter Tail Corporation. The Compensation Committee oversees the administration of the 1999 Employee Stock Purchase Plan, the 1999 Stock Incentive Plan, and the Executive Annual Incentive Plan. Historically, the Compensation Committee has retained an outside consultant to advise it in its decision making process. That consultant has not been used by management to an extent that would require disclosure under SEC rules. Subject to approval by the Board of Directors, this committee sets compensation for the Directors, the Chief Executive Officer, the Chief Financial Officer, and certain other executive officers. This committee is composed of five members of the Board of Directors who, for 2010, were Mr. Liebe (Chair), Mr. McIntyre, Mr. Partain, Ms. Schuette and Mr. Stake, all of whom are independent Directors (as defined by the NASDAQ Listing Standards). The Compensation Committee held four meetings in 2010. For further information on the actions of the Compensation Committee, please refer to the Compensation Discussion and Analysis (“CD&A”) on page 10 and the Report of the Compensation Committee on page 16. The Compensation Committee Charter may be reviewed at www.ottertail.com.

Corporate Governance Committee
The Corporate Governance Committee identifies and recommends to the Board of Directors qualified candidates for election as Directors, recommends Director committee assignments, and recommends actions necessary for the proper governance of Otter Tail Corporation, and for the evaluation of the performance of the Board of Directors and Chief Executive Officer. With input from the Chief Executive Officer, the Corporate Governance Committee recommends certain executive officers for annual election. The Corporate Governance Committee reviews issues and developments related to corporate governance practices and makes recommendations to the Board of Directors on changes in structure, rule or practice necessary for compliance and for good corporate governance.

Otter Tail Corporation’s Corporate Governance Committee Charter provides that the skills and characteristics required generally of Directors include diversity, age, business background and experience, accomplishments, experiences in the business of Otter Tail Corporation and a willingness to make the requisite commitment of time and effort. Accordingly, the Board of Directors has not set minimum standards for Director candidates. Rather, it seeks highly qualified individuals with diverse backgrounds, business and life experiences that will enable them to constructively review and guide management of Otter Tail Corporation. Otter Tail Corporation has successfully obtained highly qualified candidates for Directors without utilizing a paid outside consultant. The Corporate Governance Committee considers and evaluates potential Director candidates and makes its recommendations to the full Board of Directors. Any shareholder may submit a recommendation for nomination to the Board of Directors by sending a written statement of the qualifications of the recommended individual to the President and Chief Executive Officer, Otter Tail Corporation, Box 496, Fergus Falls, Minnesota 56538-0496. The Corporate Governance Committee will utilize the same process for evaluating all nominees, regardless of whether the nominee recommendation is submitted by a shareholder or some other source.

If a shareholder wishes to nominate a candidate for election to the Board of Directors, in order for the nomination to be properly made the shareholder must give written notice to the Secretary of Otter Tail Corporation. Notice must be received at Otter Tail Corporation’s principal executive offices at least 90 days before the date that is one year after the prior year’s regular meeting. The notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the nominee or nominees, (ii) a representation that the shareholder is a holder of record of shares of Otter Tail Corporation entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all arrangements or understanding between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (iv) such other information regarding each nominee proposed by the shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors, and (v) the consent of each nominee to serve as a Director of Otter Tail Corporation if so elected.

The Corporate Governance Committee is composed of four members of the Board of Directors who, for 2010, were Ms. Bohn (Chair), Mr. Liebe, Ms. Schuette, and Mr. Spies, all of whom are independent Directors (as defined by the NASDAQ Listing Standards). The Corporate Governance Committee held four meetings in 2010. The Corporate Governance Committee Charter may be reviewed at www.ottertail.com.

Contact with the Board of Directors

Shareholders may contact the Board of Directors by either mail or e-mail. Questions may be sent to the entire Board of Directors, to a particular committee, or to an individual Director. The mailing address is Otter Tail Corporation, Board of Directors, Box 9156, Fargo, North Dakota 58106-9156 and the e-mail address is boardofdirectors@ottertail.com. Although reviewed by the General Counsel, all questions are forwarded to the Board of Directors or to the appropriate committee or Director as determined by the General Counsel.

Director Compensation

Compensation for non-employee Directors is described below. Mr. Erickson does not receive Director compensation for his service as a member of the Board of Directors.

The Compensation Committee last retained Towers Watson (formerly Towers Perrin) to assess the competitiveness of the compensation provided to Directors of Otter Tail Corporation in 2007. Towers Watson, also has presented to the Committee information on Director compensation structure. Based in part on the information provided by Towers Watson, the Compensation Committee determined in 2008 to adopt a simple retainer structure for Director compensation. The simple retainer structure was retained in 2009 and 2010.

Non-employee Directors of Otter Tail Corporation receive an annual retainer for their services as a Director. Non-employee Directors, except the Chairman, receive an annual retainer of $60,000. The Chairman receives an annual retainer of $84,000. Each committee chair receives an additional retainer of $7,000 per year. These fees have been unchanged since 2008. Directors do not receive a meeting fee for attending either committee or Board of Director meetings. In addition, non-employee Directors receive actual expense reimbursement if they are required to furnish their own transportation to Board of Directors or committee meetings outside their city of residence.

Each non-employee Director receives an annual grant of restricted stock, which in 2010 was 3,100 shares granted under the terms of the 1999 Stock Incentive Plan. The shares of restricted stock, which were granted on the date of the Annual Meeting, vest over a period of four years, at the rate of 25% per year, and are eligible for full dividend and voting rights.

Directors may elect to receive their compensation (other than expense reimbursements) in the form of cash, stock or a combination. Directors may elect to defer the receipt of all or part of their cash compensation pursuant to the Otter Tail Corporation Deferred Compensation Plan for Directors. The deferral may be in the form of cash or stock units. Cash deferrals receive interest at a rate equal to 1% over the prime commercial rate of U.S. Bank National Association. Deferrals in the form of stock units are credited quarterly with dividend equivalents equal to the dividend rate on Otter Tail Corporation’s common shares and the deferred amount is paid out in common shares.

Otter Tail Corporation has established a stock ownership guideline for Directors. Directors are expected to hold 4,000 shares of Otter Tail Corporation stock to be obtained within five years of beginning service on the Board of Directors. The Directors meet the guidelines.

Director Compensation Table
The following table provides summary compensation information for each Director with the exception of Mr. Erickson for the year ending December 31, 2010.

	Fees Earned or
Name	Paid in Cash ($)[1]	Stock Awards ($)[2,3]	Total ($)
John C. MacFarlane[4]	84,000	67,689	151,689
Karen M. Bohn[5]	67,000	67,689	134,689
John D. Erickson[6]	—	—	—
Arvid R. Liebe[7]	67,000	67,689	134,689
Edward J. McIntyre	60,000	67,689	127,689
Nathan I. Partain[8]	74,000	67,689	141,689
Joyce Nelson Schuette	60,000	67,689	127,689
Gary J. Spies[9]	60,000	67,689	127,689
James B. Stake	60,000	67,689	127,689

(1)	Includes the aggregate dollar amount of all fees earned or paid in cash for services as a Director (both paid and deferred) including annual retainer and committee chair retainers.

(2)	Represents the aggregate grant-date fair value of restricted stock awards granted to non-employee Directors in 2010 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. The aggregate grant-date fair value of the restricted stock award for the 3,100 shares granted to each non-employee Director on April 12, 2010 was $67,689. In accordance with FASB ASC Topic 718, Otter Tail Corporation chose the grant-date fair value of the restricted stock as the equivalent to the average of the high and low price on the date of the grant ($21.835).

(3)	The number of shares of restricted stock and stock options held by each non-employee Director at fiscal year end is as follows (restricted/options): Mr. J. MacFarlane 7,525/100,000; Ms. Bohn 7,525/0; Mr. Liebe 7,525/2,000; Mr. McIntyre 7,525/0; Mr. Partain 7,525/2,000; Ms. Schuette 7,525/0; Mr. Spies 7,525/2,000; and Mr. Stake 7,050/0. No compensation expense was recognized in 2010 related to stock options held by non-employee Directors.

(4)	Mr. J. MacFarlane is Chairman of the Board. Mr. J. MacFarlane donates 100% of his retainer to charity.

(5)	Ms. Bohn is Chair of the Corporate Governance Committee.

(6)	Mr. Erickson does not receive Director compensation for his service as a member of the Board of Directors.

(7)	Mr. Liebe is Chair of the Compensation Committee.

(8)	Mr. Partain is Chair of the Audit Committee.

(9)	Mr. Spies defers his retainer and receives it in stock units.

Security Ownership of Directors and Officers

Listed in the following table are the number of common shares of Otter Tail Corporation beneficially owned by Directors and the executive officers named in the Summary Compensation Table, as well as the number of shares owned by Directors and executive officers of Otter Tail Corporation as a group, as of December 31, 2010. Lauris Molbert resigned as an employee of Otter Tail Corporation, and from his position as Chief Operating Officer and Executive Vice President of Otter Tail Corporation, effective December 30, 2010. Because he is named in the Summary Compensation Table, information on his share ownership is included in the table below.

	Amount and Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership[1,2]		Class[1]

Karen M. Bohn	16,050
John D. Erickson	192,032	[3]
George A. Koeck	14,851
Michelle L. Kommer	1,131
Arvid R. Liebe	22,252
Charles S. MacFarlane	70,842	[4]
John C. MacFarlane	190,610	[5]
Edward J. McIntyre	14,048
Lauris N. Molbert	88,324
Kevin G. Moug	39,286	[6]
Nathan I. Partain	28,236	[7]
Joyce Nelson Schuette	14,432
Gary J. Spies	47,571	[8]
James B. Stake	10,083
All Directors and executive officers as a group	749,748		2.1%

(1)	Represents outstanding common shares beneficially owned both directly and indirectly as of December 31, 2010. No Director or executive officer beneficially owns more than 1% of the total outstanding common shares as of December 31, 2010. Except as indicated by footnote below, the beneficial owner possesses sole voting and investment powers with respect to the shares shown. No shares owned by any Director or executive officer were pledged as of December 31, 2010. The information provided is based upon 36,002,739 common shares outstanding as of December 31, 2010.

(2)	Includes common shares held by the Trustee of Otter Tail Corporation’s Employee Stock Ownership Plan for the account of executive officers of Otter Tail Corporation with respect to which such persons have sole voting power and no investment power, as follows: Mr. Erickson, 4,982 shares; Mr. Koeck, 844 shares; Mr. C. MacFarlane, 1,333 shares; Mr. Molbert, 249 shares; Mr. Moug, 230 shares; and all Directors and executive officers as a group, 7,638 shares.

Includes the following common shares subject to options exercisable within 60 days of December 31, 2010: Mr. Erickson, 75,000 shares; Mr. Liebe, 2,000 shares; Mr. C. MacFarlane, 16,000 shares; Mr. J. MacFarlane, 100,000 shares; Mr. Partain, 2,000 shares; Mr. Spies, 2,000 shares; and all Directors and executive officers as a group, 197,000 shares.

(3)	Includes 8,199 shares owned jointly with Mr. Erickson’s wife as to which he shares voting and investment power.

(4)	Includes 2,859 shares owned by Mr. C. MacFarlane’s minor children as to which he, as custodian, has voting and investment power.

(5)	Includes 32,867 shares owned jointly with Mr. J. MacFarlane’s wife as to which he shares voting and investment power.

(6)	Includes 1,449 shares owned jointly with Mr. Moug’s wife as to which he shares voting and investment power. Includes 253 shares owned by Mr. Moug’s minor children as to which he, as custodian, has voting and investment power.

(7)	Includes 3,000 shares owned jointly with Mr. Partain’s wife as to which he shares voting and investment power.

(8)	Includes 1,000 shares owned jointly with Mr. Spies’ wife as to which he shares voting and investment power.

No Director or executive officer of Otter Tail Corporation owned beneficially, directly, or indirectly, on December 31, 2010 any shares of any series of cumulative preferred shares of Otter Tail Corporation.

The information with respect to beneficial ownership of securities of Otter Tail Corporation is based on information furnished to Otter Tail Corporation by each person included in the table.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Otter Tail Corporation’s Directors and executive officers and holders of more than 10% of Otter Tail Corporation’s common shares to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities of Otter Tail Corporation. Based on a review of the Section 16 reports filed by the Directors and executive officers, Otter Tail Corporation believes that during the year ended December 31, 2010, its Directors and executive officers complied with all Section 16(a) filing requirements.

Compensation Discussion and Analysis

Purpose and Philosophy
The Compensation Committee of the Board of Directors is responsible for developing and recommending to the Board of Directors Otter Tail Corporation’s executive compensation program for the principal executive officers: Mr. Erickson, Chief Executive Officer and President; Lauris Molbert, Chief Operating Officer and Executive Vice President; Kevin Moug, Chief Financial Officer; George Koeck, General Counsel and Corporate Secretary; and Michelle Kommer, Senior Vice President of Human Resources (referred to in this CD&A as the “executive officers”). Each of these executive officers is included in the Summary Compensation Table and the related tables beginning on page 16. The sixth individual found in the Summary Compensation Table and the related tables is Mr. C. MacFarlane, President, Otter Tail Power Company. Compensation for Mr. C. MacFarlane was determined by Mr. Erickson and Mr. Molbert. Mr. C. MacFarlane’s compensation is discussed separately.

Although Mr. Molbert resigned on December 30, 2010, information regarding his compensation in 2010 and his role in determining compensation for Mr. C. MacFarlane in 2010 are included in this CD&A and Mr. Molbert is treated as an executive officer for 2010.

The Compensation Committee has adopted an Executive Compensation Policy which outlines the overall executive compensation philosophy of Otter Tail Corporation and describes the components of executive compensation for the executive officers. Otter Tail Corporation believes that strong, effective leadership is the cornerstone of its continued growth and success. To be successful, Otter Tail Corporation must be able to attract, retain, and motivate highly qualified executive officers with the competencies needed to excel in a rapidly changing marketplace and to understand issues relating to a diverse group of companies in several different industries.

Executive compensation at Otter Tail Corporation is focused on results. Otter Tail Corporation provides fair and equitable compensation to its executive officers by combining base pay, annual cash incentive, stock-based long-term incentive, retirement plans, and competitive health, dental and other benefits. The Executive Annual Incentive Plan is designed to reward executives for Otter Tail Corporation’s current year financial success and recognize the responsibilities of the executive officers for meeting Otter Tail Corporation’s financial performance goals. Stock-based incentives focus on long-term performance by aligning the executive officers’ long-term financial interests with Otter Tail Corporation’s shareholders’ interest. Pension and retirement plans are provided to encourage long tenure amongst the executive officers. Health, dental, vacation, and other benefits are designed to be competitive with companies with whom Otter Tail Corporation competes for executive talent.

Total direct compensation includes base pay, annual cash incentive and stock-based long-term incentive. The mix of pay is designed to reflect a strong bias towards pay for performance by placing a majority of target compensation at risk. The only element of total direct compensation that is not performance based is base pay. Both the annual cash incentive and stock-based long-term incentive are performance based.

Although the Compensation Committee has historically retained a compensation consultant to provide market-based compensation data in connection with its consideration of the compensation of the executive officers, it has not done so since May 2007. For 2010 the Compensation Committee requested that Ms. Kommer, Senior Vice President of Human Resources, research and provide for the Compensation Committee an analysis regarding market trends that have emerged with respect to executive compensation since the market crash in 2008 and the corresponding economic recession. In determining executive compensation in 2010 the Compensation Committee considered Ms. Kommer’s research and input, the financial performance of Otter Tail Corporation during difficult economic conditions, as well as individual performance, historical compensation, internal equity with other officers and the broader work force, and regional considerations. In addition to providing background information, Ms. Kommer and Mr. Erickson made compensation recommendations for Mr. Molbert, Mr. Moug, and Mr. Koeck, and Mr. Erickson made compensation recommendations for Ms. Kommer. The Compensation Committee may, but is not required, to consider these recommendations. The Compensation Committee does not receive a recommendation for Mr. Erickson’s compensation.

Base Pay
Base pay is a traditional element of compensation provided almost universally by corporations. Because of Otter Tail Corporation’s performance and the difficult economic conditions, the base pay for all executive officers, with the exception of Ms. Kommer, has been frozen at the level in effect on April 1, 2008. In 2010, Ms. Kommer received a modest increase in base salary in recognition of the expansion of her duties due to her promotion to Vice President of Human Resources in 2009.

Annual Cash Incentive
The Otter Tail Corporation Executive Annual Incentive Plan provides financial incentives to the executive officers for achieving Otter Tail Corporation annual performance targets. The annual cash incentive is designed to place a significant portion of each executive officer’s annual cash compensation “at risk” depending upon the financial and, beginning in 2010, workplace safety performance of Otter Tail Corporation for that year. The target annual cash incentive for each executive officer is measured as a percentage of base pay. The target annual cash incentive is greater for Mr. Erickson and Mr. Molbert in recognition of their primary responsibility of delivering solid financial results for Otter Tail Corporation and to correlate highly with the philosophy of pay for performance. To place more of the total compensation at risk in accordance with this philosophy, a higher percentage of total targeted compensation is paid through incentive compensation. Based on Otter Tail Corporation’s financial performance and the difficult economic conditions, the target annual cash incentive for all executive officers, with the exception of Ms. Kommer, has been frozen at the level in effect on April 1, 2008. Ms. Kommer’s target cash incentive for 2010 was set at a level determined by the Compensation Committee, with input from management, to be appropriate in light of her promotion to Vice President of Human Resources in 2009 and the resulting expansion of her duties.

The financial targets for annual cash incentive are premised upon the executive officers delivering on their financial performance commitments to Otter Tail Corporation as reflected, in part, in the annual budget approved by the Board of Directors. In 2010 targeted annual cash incentive compensation was tied to the annual budget approved by the Board of Directors. The Compensation Committee set the target for return on equity at 6.4%, the target for corporate earnings per share at $1.19 and the target for cash flow from operations at $125,000,000. Because of the importance placed upon financial performance in 2010, no threshold performance level was set, and the target performance level was set to a level of performance that is acceptable from the perspective of the Board of Directors. The maximum performance level was set high to reward exceptional performance. In addition to the financial incentives described above, the Annual Incentive Plan includes a non-financial measure for workplace safety. One of Otter Tail Corporation’s five core values is safety. Otter Tail Corporation strives to provide safe work places and require safe work practices throughout its businesses. The Compensation Committee believes that management’s tone related to workplace safety is critical to achieving Otter Tail Corporation’s goals regarding workplace safety. Safety is measured against the weighted average composite case rate for the industries in which Otter Tail Corporation and its subsidiaries operate. The incentive for safety is paid if the weighted average composite case rate of Otter Tail Corporation and its subsidiaries is less than the weighted average composite case rate for the industries in which Otter Tail Corporation and its subsidiaries operate. The target for 2010 was 5.85%. Subject to the discretion of the Compensation Committee, the safety incentive is not to be paid in a year where there is a workplace fatality due to a workplace accident. The financial and workplace safety performance targets for annual cash incentive are divided into four components as follows:

1.	Corporate earnings per share. Each executive officer receives 30% of the total target payout if Otter Tail Corporation achieves the targeted earnings per share, and additional increments for performance above the target. For corporate earnings per share the target was $1.19 and the maximum was $1.80. Otter Tail Corporation was below the target performance level for earnings per share in 2010.

2.	Corporate return on equity. Each executive officer receives 30% of the total target payout if Otter Tail Corporation achieves the targeted return on equity, and additional increments for performance above the target. For corporate return on equity the target was 6.4% and the maximum was 11%. Otter Tail Corporation was below the target performance level for return on equity in 2010.

3.	Cash flow from operations. Provided Otter Tail Corporation meets the target level of performance for corporate earnings per share and corporate return on equity, each officer receives 30% of the total target payout if Otter Tail Corporation achieves the targeted cash flow from operations and additional increments for performance above the target. For cash flow from operations the target was $125,000,000 and the maximum was $160,000,000. Otter Tail Corporation was below the target performance level for cash flow from operations in 2010.

The Compensation Committee has discretion over the treatment of extraordinary gains, write offs or other events in determining the amount of annual cash incentive to be paid.

4.	Safety Incentive. Each executive officer receives 10% of the total target payout if Otter Tail Corporation achieves the target workplace safety measure. The target weighted average composite case rate was 5.85%. Otter Tail met this performance level for safety in 2010. However, the safety incentive shall not be paid to the executives, at the discretion of the Compensation Committee, in a year when there is a workplace fatality due to a workplace accident. That was the case in 2010 and the Compensation Committee, consistent with management’s recommendation, exercised its discretion to not pay the safety incentive.

Long-Term Incentives
Long-term incentive compensation for executive officers consists of performance share awards and restricted stock awards granted by the Compensation Committee under Otter Tail Corporation’s 1999 Stock Incentive Plan.

The performance share awards are designed to tie the long-term incentives for the executive officers to Otter Tail Corporation stock performance and to further align the interests of the executive officers with shareholders. It does so in two ways. First, the number of shares awarded to the executive officers is based upon total shareholder return as compared to the total shareholder return of companies in the Edison Electric Institute Index (“EEI Index”) for the three year period beginning on the first day of the year in which the grant is awarded. The EEI Index provides total shareholder returns for 57 shareholder owned electric utilities. Second, the value of the shares awarded increases or decreases with value provided to shareholders.

The restricted stock awards are also designed to align the interest of the executive officers with that of shareholders. They do so by rewarding continuity of service of the executive officers since the restricted stock awards vest over a period of four years and unvested, restricted stock is forfeited upon voluntary termination. In addition, the value of shares awarded increases or decreases with the value provided to shareholders.

In 2010, the Compensation Committee determined to maintain at 2009 levels the value delivered through long-term incentives, based on Otter Tail Corporation’s financial performance and the challenging economic climate. The actual targeted value delivered in 2010 compared to 2009 was the same, representing a 20% reduction from 2008. For performance shares, the precise number of shares for each executive officer was calculated by dividing the targeted value delivered for each executive officer by the product of the per share price of the Company’s common stock on April 12, 2010 ($21.835) and a discount rate of 81% to account for the three-year performance period. For restricted stock, the precise number of shares for each executive officer was calculated by dividing the targeted value delivered for each executive officer by the product of the per share price of the Company’s common stock on April 12, 2010 ($21.835) and a discount rate of 89% to account for the four-year vesting period.

The grants of performance shares were approved by the Compensation Committee on April 12, 2010. Whether the performance shares become payable is based upon the total shareholder return of Otter Tail Corporation as compared to the total shareholder returns of the companies that comprise the EEI Index over a three year period. For the grant awarded in 2010 the three year period is from January 1, 2010 through December 31, 2012. The EEI Index is chosen because it is the sector which includes Otter Tail Corporation common shares. For purposes of this calculation, total shareholder return equals stock appreciation plus the value of dividends reinvested. The actual payment of common shares may range from zero to 200% of the target amount and will be paid in 2013. The target amount will be paid if the total shareholder return for Otter Tail Corporation is at the 50th percentile of the total shareholder returns of the companies that comprise the EEI Index over the three year period. The threshold performance level is set at the 25th percentile and the maximum performance level is set at the 85th percentile. Otter Tail Corporation believes the target is appropriate as it is indicative of performance consistent with the sector over the three year measurement period. Stronger than sector performance is awarded with additional shares. Weaker than sector performance is penalized with the executive officers receiving fewer or no shares. The performance shares, to the extent they become payable, are paid in common shares of Otter Tail Corporation.

The grants of restricted stock were approved by the Compensation Committee on April 12, 2010. The shares vest at a rate of 25% per year over a four year period with the first quarter vesting on April 8, 2011 and the remaining quarters on the same date in 2012, 2013, and 2014. Upon the grant date the executive officers are eligible for full dividend and voting rights.

Other Benefits
The executive officers and Mr. C. MacFarlane receive health, dental, life, vacation and other traditional benefits identical to or consistent with the non-executive employees of Otter Tail Corporation.

Compensation for Charles S. MacFarlane
The Compensation Committee does not set compensation for Mr. C. MacFarlane. In 2010 compensation was initially set by Mr. Molbert and was evaluated by Mr. Erickson. In 2011, Mr. C. MacFarlane’s compensation will be set by Mr. Erickson. The components of Mr. C. MacFarlane’s compensation consist of base pay, annual cash incentive, stock-based long-term incentive, retirement plans, and competitive health, dental and other benefits.

Mr. C. MacFarlane’s compensation (including base salary, short and long-term incentive) is determined based upon several factors, including (1) compensation for similar positions at similarly sized companies in the utility sector; (2) job complexity; (3) tenure; and (4) internal compensation equities with incumbent employees.

Consistent with the philosophy of Otter Tail Corporation, Mr. C. MacFarlane’s annual cash incentive is designed to place a significant portion of his annual cash compensation “at risk” depending upon the financial performance of Otter Tail Power Company for that year. The targeted annual cash incentive percentage for Mr. C. MacFarlane is 60% of base pay. The targets for annual cash incentive for Mr. C. MacFarlane are designed to reward Mr. C. MacFarlane for providing demonstrated leadership, achieving budgeted financial returns and meeting non-financial goals at Otter Tail Power Company. The three components measured in determining annual cash incentive are utility return on equity, utility net income and individual performance. Individual performance is measured by Mr. Erickson and was based upon Mr. C. MacFarlane’s performance against key performance indicators, including safety, customer satisfaction, plant availability, system reliability, strategy development and implementation, and personal goals. Mr. Erickson had discretion in 2010 to vary positively or negatively from the results dictated by performance. The financial targets for utility return on equity and utility net income are based upon meeting the financial goals of Otter Tail Power Company as determined in the Otter Tail Power Company budgeting process with Otter Tail Corporation.

The annual cash incentive targets for Mr. C. MacFarlane are divided into three components:

1.	Utility Return on Equity. Mr. C. MacFarlane receives 30% of the total target payout if Otter Tail Power Company achieves targeted utility return on equity. The target for utility return on equity was 9.50%. Otter Tail Power Company achieved the targeted performance level in 2010.

2.	Utility Net Income. Mr. C. MacFarlane receives 30% of his total target payout if Otter Tail Power Company achieves the targeted utility net income. The target for utility net income was $33,000,000. Otter Tail Power Company achieved the targeted performance level in 2010.

3.	Individual Performance. Mr. C. MacFarlane receives 40% of his total targeted payout based upon his individual performance. Mr. C. MacFarlane met target performance as determined by Mr. Erickson’s evaluation of Mr. C. MacFarlane’s performance in 2010.

Mr. C. MacFarlane receives long-term incentive compensation in the form of restricted stock granted by the Compensation Committee under the Otter Tail Corporation 1999 Stock Incentive Plan. Restricted stock was granted on April 12, 2010, and vests 25% per year over a four year period with the first quarter vesting on April 8, 2011 and the remaining quarters vesting on the same date in 2012, 2013 and 2014. Upon the grant date, Mr. C. MacFarlane has full dividend and voting rights.

Stock Ownership Guidelines
Otter Tail Corporation has established stock ownership guidelines to ensure that the executive officers remain focused on long-term shareholder value. The ownership guidelines are as follows: Mr. Erickson, 70,000 shares; Mr. Molbert, 35,000 shares; Mr. Moug, 20,000 shares; Mr. Koeck, 10,000 shares, and Ms. Kommer, 5,000 shares. Stock options are not considered as shares counting towards the ownership guidelines and new officers are given five years to meet the guidelines. Each of the executive officers meets the guidelines.

Retirement Income and Deferred Compensation
Historically, the executive officers of Otter Tail Corporation have provided Otter Tail Corporation with long-term service. Otter Tail Corporation believes that this long-term service by its executive officers has been fundamental to its success. Accordingly, Otter Tail Corporation encourages long-term service by providing executive officers security in retirement through its pension and supplemental retirement plans. Except for Ms. Kommer, the executive officers and Mr. C. MacFarlane, participate in the plans related to retirement income and deferred compensation. Ms. Kommer’s retirement benefit is described separately.

Central to providing retirement security and encouraging long-term service by its executive officers are the Otter Tail Corporation Pension Plan (“Pension Plan”) and non-qualified Executive Survivor and Supplemental Retirement Plan (“ESSRP”). Combined, these plans deliver a defined pension benefit that increases with years of service and compensation. A further description of the benefits under the plan is found in the narrative description to the Pension Benefits Table.

The executive officers and Mr. C. MacFarlane may elect to participate in a non-qualified deferred compensation plan. The plan offers a relatively low cost, competitive benefit consistent with plans offered by other employers. Participation in the plan is limited to the executive officers of Otter Tail Corporation and certain other employees of Otter Tail Corporation and its subsidiaries. Under the plan, participants may defer up to 50% of their base pay and 100% of their annual cash incentive compensation. The amounts deferred are segregated into one or more accounts chosen by the participant and earn a return based upon the performance of the investment option chosen by the participant. One account under the plan has a beginning distribution date coinciding with retirement. Other accounts may have distribution dates determined by the participant. Deferred contributions are made pre-tax. Each participant makes his or her own investment decisions on the amounts deferred and is solely at risk for investment returns. There are no Otter Tail Corporation contributions to the plan for executive officers and it is not at risk for individual investment returns.

Otter Tail Corporation also provides a 401(k) retirement savings plan in which the employees of Otter Tail Corporation, including the executive officers and Mr. C. MacFarlane, may participate. The plan permits all employees to set aside a portion of their income into the 401(k) retirement savings plan and Otter Tail Corporation matches 50% of the first 5% set aside by an employee up to the statutory maximum. The participation of the executive officers, with the exception of Ms. Kommer, is on precisely the same terms as other participants in the plan.

In lieu of participation in the Pension Plan, Ms. Kommer’s participation in the 401(k) is enhanced. At the annual discretion of Otter Tail Corporation, an additional amount is contributed to her 401(k) account. In 2010 the additional amount contributed was 4% of Ms. Kommer’s 2010 cash compensation.

Severance Benefits
Otter Tail Corporation has entered into change in control severance agreements with each of the executive officers, but not with Mr. C. MacFarlane, which provide financial protection in the event of a change in control that disrupts the executive officer’s career. These agreements are designed to attract and retain high caliber executive officers, recognizing that change in control protections are commonly provided at comparable companies with which Otter Tail Corporation competes for executive talent. In addition, the change in control protections will enhance the impartiality and objectivity of the executive officers in the event of a change in control situation and better ensure that shareholder interests are protected. The protections contained in the change in control agreements provide for a “double trigger” which means that there must be both a change in control and a termination of employment for the provisions to apply. A more complete description of the change in control agreements is found in the tabular disclosure in this Proxy Statement found at page 22.

Otter Tail Corporation has also entered into executive employment agreements with the executive officers, but not with Mr. C. MacFarlane. These agreements have been entered into by Otter Tail Corporation to clearly define the obligations of Otter Tail Corporation and the benefits to the executive officer upon termination from employment. These agreements are more fully described in the tabular disclosure in this Proxy Statement found at page 22.

Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code imposes limits on tax deductions for executive compensation in excess of $1,000,000 paid to certain executive officers. It is the Compensation Committee’s policy to take reasonable steps to preserve this tax deduction.

Report of Compensation Committee

The Compensation Committee of Otter Tail Corporation’s Board of Directors is composed of five independent directors as defined by the NASDAQ Listing Standards, and operates under a written charter adopted by the Board of Directors. The Compensation Committee reviewed and discussed with management the foregoing CD&A. Based upon that review and discussion with management and its independent review of the CD&A, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and in Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC.

Arvid R. Liebe, Chair
Edward J. McIntyre
Nathan I. Partain
Joyce Nelson Schuette
James B. Stake

Executive Compensation

The following tables and accompanying narrative disclosure and footnotes should be read in conjunction with the CD&A, which sets forth the objectives of Otter Tail Corporation’s executive compensation and benefit program.

Summary Compensation Table
The table below contains information about compensation for the last three fiscal years paid to the individuals who served as Chief Executive Officer and Chief Financial Officer and each of the other three most highly compensated executive officers who were serving as executive officers at the end of 2010 (“Named Executive Officers”). Mr. Molbert resigned effective December 30, 2010, but is indicated as a Named Executive Officer for 2010 in accordance with applicable SEC rules.

Summary Compensation Table

						Change in
						Pension Value &
					Non-Equity	Non-Qualified
					Incentive	Deferred
					Plan	Compensation	All Other
				Stock	Compensation	Earnings	Compensation	Total
Name & Principal Position	Year	Salary ($)[1]	Bonus ($)[2]	Awards ($)[3]	($)[4]	($)[5]	($)[6]	($)
John D. Erickson	2010	490,000	—	745,237	—	274,500	6,125	1,515,862
President & CEO	2009	490,000	—	1,214,157	—	662,376	6,125	2,372,658
	2008	482,000	—	1,274,843	—	34,394	5,750	1,796,987

Kevin G. Moug	2010	337,000	—	311,200	—	248,058	16,925	913,183
Chief Financial Officer	2009	337,000	—	510,523	—	390,996	16,925	1,255,444
	2008	327,750	—	538,567	—	117,183	16,550	1,000,050

Lauris N. Molbert	2010	390,000	—	620,303	—	—	1,017,597	2,027,900
Executive Vice	2009	390,000	—	1,010,503	—	671,588	15,725	2,087,816
President & COO	2008	383,500	—	1,064,321	—	201,524	15,350	1,664,695

George A. Koeck	2010	287,000	—	237,113	—	286,582	15,725	826,420
General Counsel &	2009	287,000	—	391,213	—	413,870	15,725	1,107,808
Corporate Secretary	2008	279,000	—	407,128	—	181,040	15,350	882,518

Charles S. MacFarlane	2010	360,000	86,400	207,433	129,600	221,153	9,341	1,013,927
President,	2009	360,000	—	75,440	64,800	280,693	9,229	790,162
Otter Tail Power Company	2008	353,250	86,400	109,376	64,800	75,984	8,682	698,492

Michelle L. Kommer	2010	180,000	—	107,899	—	—	21,212	309,111
Sr. Vice President of	2009	—	—	—	—	—	—	—
Human Resources	2008	—	—	—	—	—	—	—

(1)	The 2010 base pay for each Named Executive Officer, with the exception of Ms. Kommer, has been frozen at the salary level in effect on April 1, 2008.

(2)	In each year Mr. C. MacFarlane’s bonus was based upon his performance measured against certain financial and non-financial key performance indicators and personal goals as discussed in the CD&A. Except with respect to Mr. C. MacFarlane, Otter Tail Corporation awards cash bonuses based solely on the achievement of certain performance targets and such bonuses are thus reflected in the Non-Equity Incentive Plan Compensation column of this table.

(3)	The amounts shown represent the aggregate grant-date fair values of: performance award grants (2010 — $20.97/share, 2009 — $27.76/share, 2008 — $46.39/share) and restricted stock grants (2010 — $21.835/share, 2009 — $22.15/share, 2008 — $35.345/share) and for Mr. C. MacFarlane, restricted stock units (2009 — $18.86/share, 2008 — $30.81/share), as determined in accordance with FASB ASC Topic 718 and using the same assumptions as are described at Note 7 to the consolidated financial statements in the Annual Report on Form 10-K of Otter Tail Corporation for 2010. The estimated maximum payout value of the performance awards based on the per share grant-date fair value of the awards are as follows: Mr. Erickson (2010 — $1,132,380, 2009 — $1,954,304, 2008 — $2,068,994); Mr. Moug (2010 — $473,922, 2009 — $821,896, 2008 — $872,132); Mr. Molbert (2010 — $943,650, 2009 — $1,626,736, 2008 — $1,725,708), Mr. Koeck (2010 — $360,684, 2009 — $627,376, 2008 — $658,738) and Ms. Kommer (2010 — $167,760). Because the amounts indicated primarily reflect the value ascribed to performance shares, which are awarded only if Otter Tail Corporation meets certain share price benchmarks over a three year period as compared to peers and described in the CD&A, the amount may not represent the value actually received by the Executive Officers. See CD&A for a more detailed description.

No common shares were awarded by the Compensation Committee in 2011 based upon the performance of Otter Tail Corporation for the period January 1, 2008 through December 31, 2010.

(4)	Non-Equity Incentive Plan Compensation represents awards earned during 2008, 2009, and 2010 for achieving cash based performance goals under the Executive Annual Incentive Plan. In 2008 and 2009 Otter Tail Corporation exceeded the target performance level for cash flow from operations under the Executive Annual Incentive Plan. The executive officers recommended that no annual cash incentives be awarded for 2008 and 2009. The Compensation Committee determined the annual cash incentives would not be awarded. The amounts of such annual cash incentives that would have been paid for 2009 are as follows: Mr. Erickson $310,334, Mr. Moug $134,800, Mr. Molbert $247,000 and Mr. Koeck $95,667. In 2008 the amounts of annual cash incentive payments forgone were as follows: Mr. Erickson $116,364, Mr. Moug $50,550, Mr. Molbert $92,620 and Mr. Koeck $35,871. In 2010 Mr. C. MacFarlane achieved the performance goal for utility return on equity and utility net income, but no other cash incentives were awarded for 2010. See the CD&A for a more detailed description.

(5)	This column represents the change in pension value and was determined utilizing the same assumptions as are described at Note 12 to the consolidated financial statements in the Annual Report on Form 10-K of Otter Tail Corporation for each of 2008, 2009, and 2010.

(6)	Amounts reflected in All Other Compensation for 2010 consist of (i) amounts contributed by Otter Tail Corporation under the Otter Tail Corporation 401(k) retirement savings plan for 2010 as follows: Mr. Erickson, $6,125; Mr. Moug, $6,125; Mr. Koeck, $6,125; Mr. C. MacFarlane, $6,125; Ms. Kommer, $12,812; (ii) a car allowance as follows: Mr. Moug, $10,800; Mr. Molbert, $9,600; Mr. Koeck, $9,600; Ms. Kommer, $8,400; Mr. Erickson is entitled to a car allowance in the amount of $9,600, but does not take it; and (iii) the amount of Otter Tail Corporation’s contribution under the Employee Stock Ownership Plan for 2010 which was invested in common shares for the account of Mr. C. MacFarlane, $3,216.

In addition, in connection with his resignation, Mr. Molbert received, under the terms of his employment agreement, a severance payment in the amount of $955,500 and a payment for unused paid time off in the amount of $52,497.

Grants of Plan-Based Awards
The following table summarizes the 2010 grants of equity and non-equity awards to the Named Executive Officers.

Grants of Plan-Based Awards

								All Other
								Stock
								Awards:	Grant-Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			No. of	Fair Value
		Non-Equity Incentive Plan Awards[2]			Equity Incentive Plan Awards[3]			Shares of	of Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	and Option
Name	Grant Date[1]	($)	($)	($)	(#)	(#)	(#)	Units (#)[4]	Awards ($)[5]
John D. Erickson	12-April-10	—	465,500	931,000	13,500	27,000	54,000	8,200	745,237
Kevin G. Moug	12-April-10	—	202,200	404,400	5,650	11,300	22,600	3,400	311,200
Lauris N. Molbert	12-April-10	—	370,500	741,000	11,250	22,500	45,000	6,800	620,303
George A. Koeck	12-April-10	—	143,500	287,000	4,300	8,600	17,200	2,600	237,113
Charles S. MacFarlane	12-April-10	—	216,000	—	—	—	—	9,500	207,433
Michelle L. Kommer	12-April-10	—	70,000	140,000	2,000	4,000	8,000	1,100	107,899

(1)	The grant date of all awards is the date of the Board of Directors action in which such award is approved.

(2)	Represents awards granted to Mr. Erickson, Mr. Moug, Mr. Molbert, Mr. Koeck and Ms. Kommer under the Executive Annual Incentive Plan. The awards are contingent upon Otter Tail Corporation reaching performance targets in four categories of performance: corporate earnings per share, return on equity, cash flow from operations and safety. Each executive is entitled to receive an award in an amount of 100% to 200% of the target for each financial category based upon the performance of Otter Tail Corporation in the category, provided Otter Tail Corporation meets at least the target performance level. The workplace safety measure is paid at 100% if the target is met. This plan and targets are more fully described in the CD&A. The amount actually paid in 2010 is reported under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

Represents an incentive award granted to Mr. C. MacFarlane as determined on a basis consistent with the plan described in the CD&A. There are two formula-driven measures, utility return on equity and utility net income. The third measure is individual performance and is based primarily upon performance against key performance indicators as described in the CD&A. This plan and targets are more fully described in the CD&A. The amount actually paid in 2010 is reported in part under “Non-Equity Incentive Plan Compensation” and in part under “Bonus” in the Summary Compensation Table.

(3)	Represents grants of performance shares to each of Mr. Erickson, Mr. Moug, Mr. Molbert, Mr. Koeck and Ms. Kommer that vest dependent upon the three year total shareholder return as compared to the total shareholder returns for the companies comprising the EEI Index. The awards of performance shares are more fully described in the CD&A.

(4)	Represents restricted stock grants to Mr. Erickson, Mr. Moug, Mr. Molbert, Mr. Koeck, Mr. C. MacFarlane and Ms. Kommer that vest ratably on April 8, 2011, April 8, 2012, April 8, 2013 and April 8, 2014 provided they are employed by Otter Tail Corporation on those dates. The executive officers have voting and dividend rights in the restricted shares.

(5)	The amounts shown represent the aggregate grant-date fair value of the stock awards as determined in accordance with FASB ASC Topic 718. Because the amounts indicated include the value ascribed to performance shares, which are awarded only if Otter Tail Corporation meets certain share price benchmarks as compared to peers and described in the CD&A, the amount may not reflect the value actually provided to the executive officers. For Mr. Molbert, the performance shares vested on his date of termination of employment, December 30, 2010. See the CD&A for a more detailed description.

Outstanding Equity Awards at Fiscal Year End
The following table summarizes the total outstanding equity awards as of December 31, 2010 for the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
									Equity Incentive
			Equity Incentive					Equity Incentive	Plan Awards:
			Plan Awards:				Market	Plan Awards:	Market or
	Number of	Number of	Number of				Value of	Number of	Payout Value
	Securities	Securities	Securities			Number of	Shares or	Unearned	of Unearned
	Underlying	Underlying	Underlying			Shares or	Units of	Shares, Units	Shares, Units
	Unexercised	Unexercised	Unexercised	Option	Option	Units of Stock	Stock That	or Other Rights	or Other Rights
	Options (#)	Options (#)	Unearned	Exercise	Expiration	That Have Not	Have Not	That Have Not	That Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)[1]	Vested ($)[1]	Vested (#)[2]	Vested ($)[2]
John D. Erickson	75,000			26.25	09-Apr-11	21,250	478,975	17,600	396,704
								13,500	304,290

Kevin G. Moug						8,900	200,606	7,400	166,796
								5,650	127,351

Lauris N. Molbert						17,675	398,395	—	—

George A. Koeck						6,850	154,399	5,650	127,351
								4,300	96,922

Charles S. MacFarlane	10,000			29.74	10-Dec-11	20,500	462,070	—	—
	3,000			26.50	12-Apr-14			—	—
	3,000			24.93	11-Apr-15

Michelle L. Kommer						1,100	24,794	2,000	45,080

(1)	The unvested shares of restricted stock for Mr. Erickson, Mr. Moug, Mr. Molbert, Mr. Koeck, Mr. C. MacFarlane and Ms. Kommer vest ratably on April 8, 2011, April 8, 2012, April 8, 2013 and April 8, 2014. The restricted stock units of Mr. C. MacFarlane vest on April 8, 2011, April 8, 2012, and April 8, 2013.

(2)	The unvested performance shares for Mr. Erickson, Mr. Moug, Mr. Koeck, and Ms. Kommer are reported at threshold as determined by rule. The actual number of shares paid, which may range from zero to maximum, shall be determined by the Compensation Committee after it determines whether the performance goals have been met at the conclusion of 2011 and 2012. This typically occurs in February of each year.

Option Exercises and Stock Vested in Last Fiscal Year
The following table provides information on option exercises and stock vested in 2010 related to the Named Executive Officers and the resulting value realized.

Option Exercises & Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized on Exercise	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	($)[1]	Acquired on Vesting (#)	Vesting ($)[1]
John D. Erickson			19,524	409,536
Kevin G. Moug			8,203	172,072
Lauris N. Molbert			86,628	1,944,128
George A. Koeck			6,288	131,920
Charles S. MacFarlane			4,300	94,084
Michelle L. Kommer			—	—

(1)	The value realized on the vesting of stock awards is the fair market value of Otter Tail Corporation’s common shares at the time of vesting. The fair market value as used in this table is the average of the high and low price of Otter Tail Corporation’s common shares on the date of exercise or vesting.

Under the terms of Mr. Molbert’s employment agreement, in connection with his resignation effective December 30, 2010, he received the targeted number of Otter Tail Corporation common shares for the performance awards granted him in 2008, 2009 and 2010, or 70,400 shares, valued at the average of the high and low price of Otter Tail Corporation’s common shares on December 30, 2010 of $22.78/share, for a total value of $1,603,712.

Pension and Supplemental Retirement Plans
The Pension Plan is a tax-qualified defined benefit pension plan. Employees of Otter Tail Corporation and non-union employees of Otter Tail Power Company hired prior to September 1, 2006, and union employees of Otter Tail Power Company are eligible to participate in the Pension Plan. Benefits for Mr. Erickson, Mr. Moug, Mr. Molbert, and Mr. Koeck are determined by multiplying 37% of final average earnings (as defined in the Plan) by a fraction the numerator of which is the number of years of benefit accrual service up to 30 years and the denominator of which is 30. For these executive officers, final average earnings is determined using the 42 consecutive months out of the last 10 consecutive years prior to the participant’s retirement which produces the highest average salary. In addition, for each year of benefit accrued service earned in excess of 30 years, the executive’s benefit shall increase by 1% up to a maximum of 110% of the benefit. For Mr. C. MacFarlane, the benefit is determined by multiplying 38% of his final average earnings by a fraction the numerator of which is the number of years of benefit accrual service up to 30 years and the denominator of which is 30. Final average earnings for Mr. C. MacFarlane is determined by using the 30 consecutive months out of the last 10 years prior to the participant’s retirement that produces the highest average salary. A full pension benefit is paid if the executive officer retires after he or she reaches age 62. If the executive officer commences payment prior to age 62, there is a reduction in pension benefit on a scale beginning at 5% at age 61 and ending at 39% at age 55, the earliest age at which the pension benefit may be received. The Plan does not provide for a lump sum distribution. The Plan does not contemplate, nor have there been granted, additional years of credited service.

Ms. Kommer does not participate in the Pension Plan.

Each of the Named Executive Officers, except for Ms. Kommer, participates in the ESSRP. Participation in the ESSRP is determined by the Board of Directors. Mr. Erickson and Mr. Koeck will receive retirement benefits under the ESSRP equal to the greater of the following:

(1)	A benefit equal to 70% of the participant’s final average earnings (as defined in the ESSRP) offset by the participant’s social security benefit and the amount of the participant’s benefit from Otter Tail Corporation’s tax-qualified defined benefit Pension Plan; provided the amount of this benefit will not increase after December 31, 2010. If this benefit is applicable, it will be paid for 15 years to the participant or the participant’s beneficiary, or for such longer period of time as the participant lives. Final average earnings under the ESSRP is the average of the participant’s total cash payments (base salary and bonus) paid to the participant during the highest consecutive 42 months in the 10 years prior to the date as of which final average earnings is determined.

(2)	The benefit calculated under Otter Tail Corporation’s tax-qualified defined benefit Pension Plan, modified to include the participant’s bonus in the computation of covered compensation and to exclude any statutory compensation and benefits limit, and offset by the participant’s benefit from the tax-qualified defined benefit Pension Plan. If this benefit is applicable, it will be paid in the same form as the participant’s tax-qualified defined benefit Pension Plan benefit.

Mr. Moug, Mr. Molbert and Mr. C. MacFarlane will receive retirement benefits under the ESSRP equal to the greater of the following:

(1)	A benefit equal to 65% of the participant’s final average earnings (as defined in the ESSRP) offset by the participant’s social security benefit and the amount of the participant’s benefit from Otter Tail Corporation’s tax-qualified defined benefit Pension Plan; provided that the amount of this benefit will not increase after December 31, 2010. The benefit amount accrues over a 15 year period. If this benefit is applicable, it will be paid for 15 years to the participant or the participant’s beneficiary, or for such longer period of time as the participant lives. Final average earnings for Mr. Moug and Mr. Molbert is defined in the same manner as for Mr. Erickson and Mr. Koeck. Final average earnings for Mr. C. MacFarlane is defined as the average of the total cash payments (base salary and bonus) paid to the participant during the highest consecutive 30 months in the 10 years prior to the date as of which final average earnings is determined.

(2)	The benefit calculated under Otter Tail Corporation’s tax-qualified defined benefit Pension Plan, modified to include the participant’s bonus in the computation of covered compensation and to exclude any statutory compensation and benefit limits, and offset by the participant’s benefit from the tax-qualified defined Pension Plan. If this benefit is applicable, it will be paid in the same form as the participant’s tax-qualified defined benefit Pension Plan benefit.

The executive officers are all vested in their benefits under the ESSRP. Mr. Moug, Mr. Molbert and Mr. Koeck were granted an additional 5, 6.5 and 3.6 years of service, respectively, under the ESSRP as of January 1, 2005. These increases were designed to more equitably apply the reduction in benefits caused by the January 1, 2005 Amendment to the ESSRP. The ESSRP does not provide for a lump sum distribution.

If an executive officer under the ESSRP dies while employed by Otter Tail Corporation, Otter Tail Corporation will pay the participant’s beneficiary an amount equal to four times the participant’s annual salary and bonus at the time of death. If an executive officer under the ESSRP dies after retirement or dies after termination for other reasons with a vested benefit, Otter Tail Corporation will pay the participant’s beneficiary a lesser amount, depending upon the executive officer’s age at death and his or her vested percentage.

If an executive officer retires prior to age 62 or terminates prior to retirement, with a vested benefit in the ESSRP, the executive officer will receive a reduced benefit amount. If a participant dies while still employed, his or her beneficiary will receive the actuarial equivalent of the participant’s benefit in 15 annual installments. Upon a change in control (as defined in the ESSRP), or in the event of the death of the executive officer while actively employed by Otter Tail Corporation, the executive officer becomes 100% vested in his or her accrued benefit. In the event of disability, years of credited service and years of participation continue to accrue under the ESSRP until such time as payments under Otter Tail Corporation’s long-term disability plan end. The Board of Directors has the right to amend, suspend or terminate the ESSRP, but no such action can reduce the benefits already accrued.

Ms. Kommer does not participate in the ESSRP.

The following table summarizes the number of years of credited service and present accumulated value of the pension benefits for the Named Executive Officers under the Otter Tail Corporation Pension Plan and ESSRP, except for Ms. Kommer, who does not participate in the plans.

Pension Benefits

				Present Value of
		Number of Years		Accumulated	Payments During Last
Name	Plan Name	Credited Service (#)		Benefit ($)[1]	Fiscal Year ($)
John D. Erickson	Pension Plan	30.50		789,000	—
	ESSRP	16.00		3,352,075	—
Kevin G. Moug	Pension Plan	9.00		223,000	—
	ESSRP	14.00	[2]	1,537,681	—
Lauris N. Molbert	Pension Plan	9.00		251,000	—
	ESSRP	15.50	[3]	2,411,890	—
George A. Koeck	Pension Plan	11.33		407,000	—
	ESSRP	14.60	[4]	1,824,527	—
Charles S. MacFarlane	Pension Plan	9.08		163,000	—
	ESSRP	9.00		733,838	—
Michelle L. Kommer	Pension Plan	—		—	—
	ESSRP	—		—	—

(1)	The present value of the accumulated benefit is calculated in accordance with FASB ASC Topic 715. See Note 12 to the consolidated financial statements in the 2010 Annual Report on Form 10-K of Otter Tail Corporation for the policy and assumptions made in the valuation of this accumulated benefit.

(2)	Includes 5 years of additional credited service which results in an additional accumulated benefit at present value of $679,196.

(3)	Includes 6.5 years of additional credited service which results in an additional accumulated benefit at present value of $1,115,156.

(4)	Includes 3.6 years of additional credited service which results in an additional accumulated benefit at present value of $435,859.

Non-Qualified Deferred Compensation
The following table presents information on non-qualified deferred compensation for the Named Executive Officers.

Non-Qualified Deferred Compensation1

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals /	Balance at
Name	Last FY ($)[2]	Last FY ($)	Last FY ($)[2]	Distributions ($)	Last FYE ($)[3]
John D. Erickson	—	—	56,112	—	613,754
Kevin G. Moug	10,110	—	14,660	—	259,688
Lauris N. Molbert	—	—	23,972	160,328	194,294
George A. Koeck	—	—	—	—	—
Charles S. MacFarlane	34,560	—	57,976	—	553,234
Michelle L. Kommer	5,550	—	664	—	6,214

(1)	The terms of Otter Tail Corporation’s non-qualified deferred compensation plan are described in the CD&A.

(2)	The amounts reported in the Executive Contributions column are also reported as compensation to the Named Executive Officers in the Summary Compensation Table while the amounts in the Aggregate Earnings column are not.

(3)	The amounts related to Executive Contributions reported in this column were previously reported in Summary Compensation Tables of Otter Tail Corporation, while the amounts related to Aggregate Earnings were not.

Potential Termination Payments Upon a Change in Control
Otter Tail Corporation has entered into change in control severance agreements (the “Severance Agreements”) with Mr. Erickson, Mr. Moug, Mr. Koeck, and Ms. Kommer. The Severance Agreements provide for certain payments and other benefits if, following a Change in Control, Otter Tail Corporation terminates the executive officer’s employment without Cause or the executive officer terminates his or her employment for Good Reason. Such payments and benefits include: (i) severance pay equal to two times the sum of the executive officer’s salary (at the highest annual rate in effect during the two years prior to the termination) and average annual bonus (for the two years prior to the termination); (ii) two years of continued life, health, and disability insurance; (iii) the payment of legal fees and expenses relating to the termination; and (iv) the termination of any noncompetition arrangement between Otter Tail Corporation and the executive officer. Under the Severance Agreements, “Cause” is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to Otter Tail Corporation; “Good Reason” is defined to include a material change in the employee’s responsibility or status, a reduction in salary or benefits, or a mandatory relocation; and “Change in Control” is defined to include a change in control of the type required to be disclosed under SEC proxy rules, acquisition by a person or group of 35% of the outstanding voting stock of Otter Tail Corporation, a proxy fight or contested election which results in Continuing Directors (as defined in the Agreements) not constituting a majority of Otter Tail Corporation’s Board of Directors, or another event the majority of the Continuing Directors determines to be a Change in Control.

Potential Termination Payments due Outside a Change in Control
Otter Tail Corporation has entered into employment agreements (the “Employment Agreements”) with Mr. Erickson, Mr. Moug, Mr. Koeck, and Ms. Kommer. The Employment Agreements provide that if Otter Tail Corporation terminates the employment of one of the executive officers for Cause or if one of the executive officers terminates the employment relationship without Good Reason (as defined in the Employment Agreements) that the executive officer shall receive base pay and benefits through the date of termination. Alternatively, if Otter Tail Corporation terminates the employment of one of the executive officers for any other reason, or if one of the executive officers terminates the employment relationship for Good Reason, Otter Tail Corporation shall pay a severance payment equal to 1.5 times the sum of the executive officer’s base pay plus his or her most recent annual cash incentive payment in full satisfaction of Otter Tail Corporation’s obligations to the executive officer.

The following table presents information regarding potential payments pursuant to the agreements described above and the 1999 Stock Incentive Plan upon termination or change in control for each of the executive officers named below assuming the event took place on December 31, 2010. Potential payments are not provided for Mr. Molbert due to his resignation effective December 30, 2010. Amounts paid to Mr. Molbert in connection with his termination are set forth in the Summary Compensation Table in this Proxy Statement.

Summary of Termination Provisions1

		No Change in Control		Change in Control
	For Cause ($)	Death/Disability ($)	Without Cause ($)	($)
John D. Erickson[2]	—	1,401,988	2,602,489	3,318,853
Kevin G. Moug[3]	—	588,294	1,295,994	1,826,135
George A. Koeck[4]	—	448,546	1,022,547	1,352,721
Charles S. MacFarlane[5]	—	—	—	334,032
Michelle L. Kommer[6]	—	90,160	423,910	596,966

(1)	For purposes of these calculations, the price per share is the closing price of Otter Tail Corporation’s common shares on December 31, 2010.

(2)	For Mr. Erickson, Death/Disability consists of performance shares vesting at target in the amount of $1,401,988; Without Cause consists of performance shares vesting at target in the amount of $1,401,988, and severance in the amount of $1,200,501; Upon a Change in Control consists of performance shares vesting at target in the amount of $1,401,988, severance in the amount of $1,406,698, restricted stock vesting in the amount of $478,975, and a health benefit in the amount of $31,192.

(3)	For Mr. Moug, Death/Disability consists of performance shares vesting at target in the amount of $588,294; Without Cause consists of performance shares vesting at target in the amount of $588,294 and severance in the amount of $707,700; Upon a Change in Control consists of performance shares vesting at target in the amount of $588,294, severance in the amount of $859,350, restricted stock vesting in the amount of $200,606, three additional years of credited service under the ESSRP in the amount of $135,839, and a health benefit in the amount of $42,046.

(4)	For Mr. Koeck, Death/Disability consists of performance shares vesting at target in the amount of $448,546; Without Cause consists of performance shares vesting at target in the amount of $448,546, and severance in the amount of $574,001; Upon a Change in Control consists of performance shares vesting at target in the amount of $448,546, severance in the amount of $705,538, restricted stock vesting in the amount of $154,399, and a health benefit in the amount of $44,238.

(5)	Mr. C. MacFarlane does not have a Change in Control agreement, but he would receive three additional years of credited service under the ESSRP in the event of a change in control in the amount of $334,032.

(6)	Ms. Kommer, Death/Disability consists of performance shares vesting at target in the amount of $90,160; Without Cause consists of performance shares vesting at target in the amount of $90,160, and severance in the amount of $333,750; Upon a Change in Control consists of performance shares vesting at target in the amount of $90,160, severance in the amount of $445,000, restricted stock vesting in the amount of $24,794, and a health benefit in the amount of $37,012.

Compensation Policies and Risk
Otter Tail Corporation believes that its compensation policies and practices for its employees are such that they are not likely to create risk that would have a material adverse effect on Otter Tail Corporation. As described in this Proxy Statement, the executive officers of Otter Tail Corporation are paid two forms of incentive compensation. Short-term incentives are measured against earnings per share, return on equity, cash flow from operations and an objective workplace safety standard. These measures are transparent, subject to review, and verified by audit. Otter Tail Corporation’s long-term incentives are based upon stock performance, and again, are transparent and subject to review. In short, Otter Tail Corporation believes there is little room for manipulation and a relatively low level of risk. To the extent that incentive compensation is utilized for other employees at Otter Tail Corporation, consistent practices are followed. Otter Tail Corporation’s disclosure in this Proxy Statement was considered and discussed first by the executive team, including its Senior Vice President of Human Resources, and then by the Compensation Committee and the Board of Directors.

Advisory Vote on Executive Compensation

As required pursuant to Section 14A of the Exchange Act, Otter Tail Corporation is providing its shareholders with a non-binding advisory vote on the compensation of the Named Executive Officers as described in the CD&A and the accompanying tables contained in this Proxy Statement. Otter Tail Corporation asks that you support the compensation of our Named Executive Officers as disclosed in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board of Directors or Otter Tail Corporation. However, the Board of Directors will review the results of your voting and take those results into consideration when making future decisions regarding executive compensation.

As has been described in this Proxy Statement, executive compensation at Otter Tail Corporation is heavily weighted towards pay for performance and focused on driving strong financial performance. Both short-term and long-term incentives have significant performance components attached to them. The Compensation Committee has established targets that permit payment of short-term and long-term incentives only when Otter Tail Corporation’s financial and safety metrics meet target levels. Long-term incentives are tied to Otter Tail Corporation stock performing well in the market. Accordingly, in this challenging economic environment, the Named Executive Officers have not been paid short-term incentives and only limited long-term incentives. Similarly, base compensation has been frozen since April 2008. As performance of Otter Tail Corporation improves, we would expect to return to a circumstance where the Named Executive Officers are able to earn short-term and long-term incentives in accordance with Otter Tail Corporation’s compensation programs.

Otter Tail Corporation believes it has designed compensation programs that are appropriate to attract and retain talented and dedicated key executives who are focused on Otter Tail Corporation’s performance.

Otter Tail Corporation also believes that the information provided above and in this Proxy Statement demonstrates that its executive compensation programs are appropriate to ensure that the interests of the Named Executive Officers are aligned with the long-term interests of Otter Tail Corporation’s shareholders. Accordingly, Otter Tail Corporation is asking its shareholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve, on an
advisory basis, the compensation of Otter Tail
Corporation’s Named Executive Officers as described in
the Compensation Discussion and Analysis section of the
Proxy Statement for the 2011 Annual Meeting of
Shareholders, the tabular disclosure regarding such
compensation and the accompanying narrative disclosure
set forth in such Proxy Statement.”

The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of Otter Tail Corporation’s Named Executive Officers. Adoption of this resolution will require the affirmative vote of the majority of the common shares present in person or by proxy and entitled to vote at the Annual Meeting.

Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation

As required pursuant to Section 14A of the Exchange Act, Otter Tail Corporation is providing its shareholders with a non-binding advisory vote on the frequency with which Otter Tail Corporation’s shareholders will have a non-binding advisory vote on executive compensation as provided for in the previous proposal. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two or three years. In addition, shareholders may abstain from voting. Otter Tail Corporation is required to hold an advisory vote on frequency at least once every six years.

After consideration, the Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for Otter Tail Corporation. Changes in compensation structure, including those suggested by shareholders, would take time to implement, and evaluating the results of any such change would also take time and careful consideration. Otter Tail Corporation’s executive compensation programs are intended to promote long-term financial performance, and for that reason the Board of Directors believes that evaluating these programs every three years as opposed to shorter intervals is more appropriate.

To the extent changes are made to Otter Tail Corporation’s executive compensation programs, a more frequent vote would not permit the changes to be effective long enough for Otter Tail Corporation to assess the effectiveness of those changes. For these reasons, the Board of Directors believes a three-year interval would be the most appropriate to permit Otter Tail Corporation to review and evaluate shareholder feedback and to implement changes to its executive compensation programs to respond to identified shareholder concerns. Therefore, the Board of Directors recommends that you vote FOR a three-year interval for the advisory vote on executive compensation.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain when you vote in response to the resolution set forth below:

“RESOLVED, that the option of once every one year, two
years or three years that receives the highest number of
votes cast for this resolution will be determined to be the
preferred frequency with which Otter Tail Corporation is to
hold a shareholder vote to approve the compensation of its
Named Executive Officers.”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. This advisory vote is not binding on Otter Tail or our Board of Directors. However, our Board of Directors will take into account the result of the vote when determining the frequency of future advisory votes on executive compensation.

The Board of Directors recommends a vote FOR the option of every THREE YEARS as the frequency with which shareholders are provided an advisory vote on the compensation of the Named Executive Officers.

Report of Audit Committee

The Audit Committee of Otter Tail Corporation’s Board of Directors is composed of five independent Directors (as defined by the NASDAQ Listing Standards), and operates under a written charter adopted by the Board of Directors. The Audit Committee retains and supervises Otter Tail Corporation’s independent registered public accounting firm, currently Deloitte & Touche LLP.

Management is responsible for Otter Tail Corporation’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Otter Tail Corporation’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that Otter Tail Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in rule 3200T. Otter Tail Corporation’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the consolidated financial statements and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC.

Nathan I. Partain, Chair
Karen M. Bohn
Edward J. McIntyre
Gary J. Spies
James B. Stake

Ratification of Independent Registered
Public Accounting Firm

At the Annual Meeting of Shareholders, the Board of Directors will propose that shareholders ratify the appointment of the firm of Deloitte & Touche LLP as the independent registered public accounting firm to audit the consolidated financial statements of Otter Tail Corporation for 2011. This firm has no direct or indirect financial interest in Otter Tail Corporation.

The Audit Committee of Otter Tail Corporation’s Board of Directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for 2011. Shareholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Otter Tail Corporation and its shareholders.

A partner of the independent registered public accounting firm of Deloitte & Touche LLP will be present at the Annual Meeting to answer questions and to make a statement if he or she desires to do so. An affirmative vote of a majority of the common shares present and entitled to vote with respect to the ratification of the independent registered public accounting firm is required for ratification. Proxies, unless otherwise directed thereon, will be voted in favor of this proposal. The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for 2011.

Fees
Aggregate fees that Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) billed to Otter Tail Corporation for 2010 and 2009 are as follows.

Fees for Professional Services
	2010		2009
Total Audit Fees	$1,080,000	(a)	$1,042,174	(b)
Audit-Related Fees	190,000	(c)	116,000	(d)

Total Audit and Audit-Related Fees	1,270,000		1,158,174
Tax Fees	361,729	(e)	609,853	(f)
Other Fees	2,000	(g)	2,000	(g)

Total Fees Paid to Deloitte Entities	$1,633,729		$1,770,027

(a)	2010 audit fees, per engagement letter, of $1,000,000 and estimated expenses for the 2010 audit of $80,000.

(b)	2009 audit fees, per engagement letter, of $1,000,000 and expenses for the 2009 audit of $42,174.

(c)	2010 fees of $25,000 for the statutory audit of Otter Tail Assurance Limited and $165,000 for the stand alone audit of Idaho Pacific Holdings, Inc.

(d)	2009 fees of $52,000 related to Otter Tail Corporation’s public debt offering, $25,000 for consents related to post effective amendments to registration statements, $12,000 related to a Form S-3 shelf registration statement and $27,000 for the statutory audit of Otter Tail Assurance Limited.

(e)	Includes fees for tax planning in the amount of $63,015, tax advice in the amount of $149,832, and tax compliance in the amount of $148,882.

(f)	Includes fees for tax planning in the amount of $285,208, tax advice in the amount of $47,130, and tax compliance in the amount of $277,515.

(g)	Fees related to use of Deloitte’s Accounting Research Tool.

Pre-Approval of Audit/Non-Audit Services Policy
Otter Tail Corporation’s Audit Committee has adopted, and the Board of Directors has ratified, the Audit and Non-Audit Services Pre-Approval Policy which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved. The independent registered public accounting firm has reviewed this policy and believes that implementation of the policy will not adversely affect the firm’s independence.

Four categories of services have been defined by Otter Tail Corporation within the policy to provide a consistent framework for assessment, decision-making, approval and reporting. The following is a summary of the key provisions of the policy.

Audit services are specified services directly related to performing the independent audit of Otter Tail Corporation and its subsidiaries. The independent registered public accounting firm will submit to the Audit Committee for pre-approval the scope and estimated fees associated with the current year audit at the August Audit Committee meeting.

Audit-related services are specified services that are related extensions of audit services and are logically performed by the independent registered public accounting firm. Additional services exceeding the specified pre-approved limits require specific Audit Committee approval.

Tax services are specified services related to tax matters. Using the independent registered public accounting firm for these matters creates efficiencies, minimizes disruption, or preserves confidentiality. Additional services exceeding the specified pre-approved limits, or adding service types to the pre-approved list, requires specific Audit Committee approval.

Other services include (a) “synergistic” services for which utilizing the independent registered public accounting firm creates efficiencies, minimizes disruption, or preserves confidentiality, or (b) “unique qualifications” services for which management has determined that the independent registered public accounting firm possesses unique or superior qualifications to provide the services. Additional services exceeding the specified pre-approved limits, or adding service types to the pre-approved list, requires specific Audit Committee approval.

“Restricted” non-audit services include nine specific restricted services outlined in the SEC’s rule on auditor independence. These services are not to be performed by the independent registered public accounting firm.

During 2009 and 2010, all of the services provided by Deloitte Entities for the services described above under audit fees, audit-related fees, tax fees, and all other fees were pre-approved by the Audit Committee consistent with this procedure.

Policy and Procedures Regarding Transactions with Related Persons

The Board of Directors of Otter Tail Corporation has adopted a Policy and Procedures Regarding Transactions with Related Persons. This policy delegates to the Audit Committee responsibility for reviewing, approving, or ratifying transactions with “Related Persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “Related Person” includes any of the directors or executive officers of Otter Tail Corporation, certain shareholders, and their immediate families. The policy applies to transactions in which Otter Tail Corporation is a participant and a Related Person will have a direct or indirect material interest, and where the amount involved exceeds $120,000. Under the policy, management of Otter Tail Corporation is responsible for disclosing to the Audit Committee all material information related to any covered transaction in order to give the Audit Committee an opportunity to authorize, approve, or ratify the covered transaction based upon its determination that the covered transaction is fair and reasonable and on terms no less favorable to Otter Tail Corporation than could be obtained in a comparable arm’s length transaction with an unrelated third party. A copy of Policy and Procedures Regarding Transactions with Related Persons can be found at www.ottertail.com.

Shareholder Proposals for 2012 Annual Meeting

Any holder of common shares of Otter Tail Corporation who intends to present a proposal which may properly be acted upon at the 2012 Annual Meeting of Shareholders of Otter Tail Corporation must submit such proposal to Otter Tail Corporation so that it is received at Otter Tail Corporation’s executive offices at 4334 18th Avenue SW, Suite 200, Box 9156, Fargo, North Dakota 58106-9156, on or before November 5, 2011, for inclusion in Otter Tail Corporation’s Proxy Statement and form of Proxy relating to that meeting.

If a holder of common shares wishes to present a proposal at the 2012 Annual Meeting of Shareholders, but does not wish to include it in the Proxy Statement and form of Proxy relating to that meeting, or wishes to nominate a candidate for Director, the holder must submit notice of the proposal or nomination in accordance with the procedures provided in the Otter Tail Corporation Bylaws to Otter Tail Corporation’s executive offices on or before January 5, 2012 in order for the proposal to be considered timely.

Other Business

As of the date hereof, the Board of Directors of Otter Tail Corporation is aware of no other proposals to be presented to the Annual Meeting, in addition to the items described above. If any other matters properly come before the Annual Meeting, the proxies will vote thereon at their discretion.

A copy of Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, including financial statements and schedules thereto, filed with the SEC, is available without charge to shareholders. Address written requests to:

Corporate Secretary
Otter Tail Corporation
Box 9156
Fargo, ND 58106-9156

Blank Page

Blank inside back cover

215 South Cascade Street
Box 496
Fergus Falls, Minnesota 56538-0496

4334 18th Avenue SW, Suite 200
Box 9156
Fargo, North Dakota 58106-9156

www.ottertail.com

215 South Cascade Street, Fergus Falls, MN 56537
SEE OTHER SIDE
This proxy will be voted as directed. In the absence of specific directions, the proxy will be voted FOR the election of Directors, FOR Items 2 and 3, and FOR a three-year interval for Item 4.
P/N

Please return upper portion in envelope provided.
PLEASE VOTE YOUR PROXY—NOW!
Please vote your proxy promptly. This will help save the expense of follow-up letters to shareholders who have not responded. We encourage you to vote by telephone or Internet. However, if you prefer to vote by mail, please complete, sign and date the reverse side of this card. If you vote by the Internet or telephone, please do not mail your proxy card.
If you elected to view proxy materials via the Internet, you will only receive this voting instruction form. Please go to our website at www.ottertail.com/annual to view the annual report and proxy statement online.

OTTER TAIL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
Monday, April 11, 2011
10:00 AM (CT)
ADMISSION TICKET
(OVER)

ANNUAL MEETING
ADMISSION TICKET
Admission ticket for Otter Tail Corporation Annual Meeting of Shareholders, April 11, 2011 at 10:00 a.m. (CT) at the Bigwood Event Center, 921 Western Avenue (Highway 210 West and I-94), Fergus Falls, MN.
Number of individuals
Please present this ticket for admittance of shareholder(s) named above.

VOTING INSTRUCTIONS
You may vote your proxy in one of three ways.

Company Number: 664
Number:
VOTE BY INTERNET — https://secure.ottertail.com/proxy
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week.

•	You will be prompted to enter the 3-digit company number and the 6-digit number, which are located in the box to the right.

•	Internet voting will terminate at 12:00 noon CT April 8, 2011.
VOTE BY TELEPHONE — 1-888-514-5365
•	Use any touch-tone phone to vote your proxy 24 hours a day, 7 days a week.

•	You will be prompted to enter the 3-digit company number and the 6-digit number which are located in the box to the right.

•	Please note the following options:
➢	To vote as the Board of Directors recommends on All proposals: press 1

➢	To vote on each item separately, press 0. You will then hear these instructions:
Proposal 1:	To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9; to WITHHOLD FOR AN INDIVIDUAL nominee, press 0.

Proposal 2:	To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

Proposal 3:	To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

Proposal 4:	To vote FOR 3 years, press 3; 2 years, press 2; 1 year, press 1; ABSTAIN, press 0.
➢	When asked, you must confirm your vote by pressing 1.
•	Phone voting will terminate at 12:00 noon CT April 8, 2011.
VOTE BY MAIL
•	Mark, sign, and date your proxy card and return it in the postage-paid envelope provided. Do not mail the proxy card if you vote by phone or Internet.
Thank you for voting.
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PROXY
Solicited on behalf of the Board of Directors of
OTTER TAIL CORPORATION
The undersigned hereby appoint EDWARD J. MCINTYRE and JOYCE NELSON SCHUETTE (each with power to act alone and with full power of substitution) the proxies of the undersigned to vote all common shares that the undersigned is entitled to vote at the Annual Meeting of Otter Tail Corporation to be held April 11, 2011, and at any adjournment thereof, and hereby directs that this proxy be voted as instructed herein. The Board of Directors recommends voting for the election of Directors (Item 1), for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Item 2), for, on an advisory basis, the compensation provided to executives as described in the Proxy Statement (Item 3), and for, on an advisory basis, a three-year interval on voting on executive compensation (Item 4).

1. ELECTION OF DIRECTORS
01) John D. Erickson	02) Nathan I. Partain	03) James B. Stake

☐ FOR	☐ FOR	☐ FOR
☐ WITHHOLD	☐ WITHHOLD	☐ WITHHOLD

2. THE RATIFICATION OF DELOITTE & TOUCHE LLP as our independent registered public accounting firm.

FOR ☐ AGAINST ☐ ABSTAIN ☐

3. ADVISORY VOTE APPROVING THE COMPENSATION PROVIDED TO EXECUTIVE OFFICERS

FOR ☐ AGAINST ☐ ABSTAIN ☐

4. ADVISORY VOTE ON INTERVAL FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

THREE YEARS ☐ TWO YEARS ☐ ONE YEAR ☐ ABSTAIN ☐

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
Dated:                     , 2011

Signature	Signature, if held jointly
Please sign exactly as the name appears hereon. When signing as attorney, administrator, trustee, or guardian, please give your full title.